Exhibit 5.1

Glen Y. Sato
(650) 843-5502	VIA EDGAR
gsato@cooley.com

September 20, 2010

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Dynavax Technologies Corporation, a Delaware corporation (the “Company”), of (i) shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $30.0 million (the “Purchase Shares”) and (ii) 600,000 shares of its common stock, par value $0.001 per share

(the “Commitment Shares,” and together with the Purchase Shares, the “Shares”), pursuant to a Registration Statement on Form

S-3 (File No. 333-165663) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus and Prospectus Supplement, your Certificate of Incorporation and Bylaws, as currently in effect and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Further, we have assumed that no more than 17,340,214 Shares, will be sold pursuant to the Purchase Agreement.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about September 20, 2010.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155

T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Dynavax Technologies Corporation

September 20, 2010

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155

T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM